CUSIP No. 469783-10-4                                   13G





                                  UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                              Washington D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 6)*


                             Jaco Electronics, Inc.
                                (Name of Issuer)

                          Common Stock, $0.10 Par Value
                         (Title of Class of Securities)

                                   469783-10-4
                                 (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 469783-10-4 13G


1 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Joel H. Girsky

-------- ----------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) |_|

(b) |_|

-------- ----------------------------------------------------------------------
SEC USE ONLY




3
-------- ----------------------------------------------------------------------
4 CITIZENSHIP OR PLACE OF ORGANIZATION

United States
-------- ----------------------------------------------------------------------
Number of
Shares
Beneficially
Owned By
Each
Reporting
Person
With
5 SOLE VOTING POWER
546,340 shares                                                             14.1%
---------------------------------- ------ -------------------------------------
6 SHARED VOTING POWER
0 shares                                                                      0%
------------------------- ------ ----------------------------------------------
7 SOLE DISPOSITIVE POWER
546,340 shares                                                             14.1%

------ ------------------------------------------------------------------------
8 SHARED DISPOSITIVE POWER
0 shares                                                                      0%

------ ------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
546,340 shares

-------- ------ ---------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

|-|
-------- ------ ---------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
14.1%

-------- ------ ---------------------------------------------------------------
12 TYPE OF REPORTING PERSON*
IN

-------- ------------------------- ------ -------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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


CUSIP No. 469783-10-4                                   13G

         This statement constitutes Amendment No. 6 to the Schedule 13G previously filed by the Reporting Person. No changes in any information previously reported have occurred, except as set forth in this or prior
Amendments.

Item 4.           Ownership.

         (a)      Amount Beneficially Owned:   546,340 shares (1)

         (b)      Percent of Class: 14.1%

         (c) Number of shares as to which such person has:

                  (i)      sole power to vote or direct the vote:  546,340(1) shares
                  (ii)     shared power to vote or direct the vote:  0 shares
                  (iii)    sole power to dispose or direct the disposition of:  546,340(1) shares
                  (iv)     shared power to dispose or direct the disposition of:  0 shares

--------
       (1) Includes  81,400  shares of Common Stock  acquirable  pursuant to the exercise of options granted under the Issuer's 1993  Non-Qualified  Stock Option
Plan (the "1993  NQOP")  and 25,000  shares of Common  Stock  awarded  under the
Issuer's  Restricted  Stock Plan. Does not include  non-qualified  stock options granted under the 1993 NQOP,  to acquire  15,399 shares of Common Stock that are not exercisable within sixty days of the date hereof.

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CUSIP No. 469783-10-4                                   13G

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                             Date:    February , 1998
                             Signature /s/ Joel Girsky
                             Name/Title: Joel H. Girsky



         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note:Six copies of this statement, including all exhibits, should be filed with the Commission.


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

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